Exhibit 10.1

Execution Version

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This AMENDED & RESTATED EMPLOYMENT AGREEMENT, dated as of the 7th day of July, 2017 (this “Agreement”), among Chinos Holdings, Inc., a Delaware corporation (“Parent”) and its subsidiary J. Crew Group, Inc. (collectively with Parent, the “Company”), with offices at 770 Broadway, New York, New York 10003 and Millard S. Drexler (the “Executive”) amends and restates the Employment Agreement dated as of March 7, 2011 between the Company and the Executive.

1.Purpose and Effective Date; Term; Position and Responsibilities.

(a)Purpose and Effective Date. This Agreement shall be effective as of July 10, 2017 (the “Effective Date”).  As of the Effective Date, the Executive will resign from his position as Chief Executive Officer of the Company, but will continue to serve as Chairman of the Board of Directors of Parent (the “Board”) as described below.

(b)Term.  Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term that commences on the Effective Date and ends on December 31, 2018 (the term of this Agreement being the “Term of Employment”).

(c)Position and Responsibilities.  During the Term of Employment, the Company shall continue to engage the Executive on the terms, and subject to the conditions of this Agreement, and agrees to cause the Executive to remain as Chairman of the Board.  During the Term of Employment, the Executive shall perform the duties and responsibilities that are customarily assigned to individuals serving in such position.

2.Compensation; Expenses; Benefits and Perquisites.  As compensation for the performance of duties and responsibilities hereunder, the Executive shall be entitled to the following compensation from the Company:

(a)Cash Compensation.  The Company shall pay the Executive an aggregate cash compensation amount of $1,400,000 and shall pay Drexler Ventures LLC, on behalf of the Executive, an aggregate cash compensation amount of $1,000,000, each to be paid in substantially equal installments during the Term of Employment, not less than once a month pursuant to the Company’s normal and customary payroll procedures beginning with the payroll period following the expiration of the revocation period of the Release (as defined below) (the “Cash Compensation”).

(b)Personal Airplane Reimbursement.  The Executive will be eligible for reimbursement of the reasonable costs of travel on his personal airplane at the Company’s request for Company business through the end of the Term of Employment, subject to the Executive’s presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(c)Employee Benefits.  During the Term of Employment, the Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to senior executives of the Company, including, to the extent maintained by the Company, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, to the extent permitted by and in accordance with the terms and conditions of the applicable plan and applicable law in effect from time to time (the “Continued Benefits”).

(d)Pro-Rated Annual Bonus.  The Executive will be eligible to receive a cash bonus payment with respect to fiscal year 2017 (the “Pro-Rata Bonus”) equal to the product of (x) the annual bonus, if any, that the Executive would have earned based on the actual achievement of applicable performance objectives in fiscal year 2017 occurs had the Executive remained employed as Chief Executive Officer of the Company, and (y) a fraction, the numerator of which is the number of days from the beginning of such year through the Effective Date, and the denominator of which is 365, which cash bonus will be paid when fiscal year 2017 bonuses are generally paid to employees of the Company, but in no event later than March 15, 2018.

(e)Lifetime Discount.  During the lifetime of the Executive, the Executive and the members of his immediate family will be eligible for a discount on the Company’s apparel and accessories at the prevailing employee discount rate as in effect from time to time.

(f)Office Space for Assistant.  Until the earlier of September 30, 2017 and when the Executive secures alternative office space, the Company will continue to provide office space for the Executive’s assistant.

3.Stock Options.  The Executive presently holds 20,068,262 options to purchase stock of Parent (the “Options”), in each case pursuant to an option award agreement and the Chinos Holdings, Inc. 2011 Equity Incentive Plan (the “Plan”).  As of the Effective Date, each outstanding unvested Option will accelerate and vest in full (the “Option Acceleration”).  The Options will remain outstanding and eligible to be exercised until the applicable Final Exercise Date set forth in the Executive’s option award agreements, provided that the Options will otherwise remain subject to the Plan, the terms of the option award agreements, the terms of the Amended & Restated Principal Investors Stockholders’ Agreement dated on or around the date hereof by and among Parent, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Intermediate, Inc., J. Crew Group, Inc. and certain stockholders, as amended or modified from time to time, the Amended & Restated Management Stockholders’ Agreement dated on or around the date hereof by and among Parent, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Intermediate, Inc., J. Crew Group, Inc. and certain stockholders, as amended or modified from time to time, and other restrictions and limitations generally applicable to common stock of Parent or equity awards held by Company executives or otherwise imposed by law.

4.Release of Claims.  The Executive’s right to receive the Cash Compensation, Continued Benefits, Pro-Rata Bonus, and Option Acceleration (collectively, the “Transition Benefits”) is subject to the effectiveness, within sixty (60) days following the Effective Date, of the Executive’s execution of a general release and waiver of all claims against the Company, its affiliates and their respective officers and directors related to the Executive’s employment, in the form annexed as Exhibit A (the “Release”) (but excluding (1) his rights to receive the benefits provided under this Agreement or under any and all equity agreements entered into in connection herewith and, to the extent then in effect, the Stockholders’ Agreement, (2) his rights with respect to related investments in the Company and (3) his rights to be indemnified in accordance with the provisions of the Company’s charter and bylaws and to receive any benefits to which he is entitled under the Company’s directors’ and officers’ liability insurance policies, all in accordance with Section 8 hereof (collectively, the “Excluded Obligations”).

5.Termination of Employment.  The Term of Employment may be terminated prior to December 31, 2018 upon the earliest to occur of the following events (at which time the Executive’s employment provided hereunder shall be terminated): (a) the date that the Executive ceases to serve on the Board, (b) the Executive’s death, (c) the Executive’s resignation for any reason, and (d) the Executive’s breach of Sections 9, 10, or 11 of this Agreement.  Any obligation to provide the Continued Benefits will cease upon the termination of the Term of Employment for any reason, and any obligation to provide any of the other Transition Benefits will cease upon the termination of the Term of Employment by reason of the Executive’s breach of Sections 9, 10, or 11 of this Agreement.  Notwithstanding the foregoing, in the event that the Term of Employment ends prior to December 31, 2018 because the Executive ceases to serve on the Board, other than due to his resignation, the Company will pay the Executive a monthly amount through December 31, 2018 equal to the employer portion of the monthly premium amount paid by the Company on the Executive’s behalf toward medical coverage for the Executive, his spouse, and dependents, if applicable, at the rate in effect immediately prior to the termination of the Term of Employment. For the avoidance of doubt, the Executive will be entitled to receive the Transition Benefits (other than the Continued Benefits) regardless of whether he remains employed by the Company at the time of payment, and such Transition Benefits will only be forfeited if he breaches Sections 9, 10, or 11 of this Agreement.  The Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the termination of Executive’s employment hereunder (other than in the case of the Executive’s death), and neither the Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and the Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between the Executive and Company as described above.

6.Termination Procedure.  Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term of Employment (other than termination by reason of the Executive’s death) shall be communicated by written notice of termination to the other party hereto in accordance with Section 14(a).

7.Final Pay; COBRA.  Following the termination of the Term of Employment, the Company shall pay the Executive (a) all wages and other compensation due to him through the separation date to be paid in accordance with applicable local law, and (b) reimbursement of any unreimbursed expenses under Section 2(b).  If the Executive is enrolled in the Company’s group medical and/or dental plans as of the separation date, the Executive may elect to continue his participation and that of his eligible dependents in those plans pursuant to the federal law known as “COBRA.”  The Company shall have no additional obligations under this Agreement, but the Executive shall retain all rights with respect to the Excluded Obligations in accordance with the terms of the agreements under which such obligations are provided.

8.Indemnification.

(a)The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the employment of the Executive hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any subsidiary of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).  Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.  The Company and the Executive will consult in good faith with respect to the conduct of any Proceeding.  If the Company or any of its successors or assigns consolidates with or merges into any other entity or transfers all or substantially all of its properties or assets, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 8.

(b)During the Term of Employment and for a term of six (6) years thereafter, the Company, or any successor to the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as the other executive officers and directors of the Company.

(c)During the Term of Employment and for a term of six (6) years thereafter, the Company shall provide Executive with copies of all binders and policies issued in connection with any directors and officers liability insurance affording coverage to Executive, within thirty (30) days following the Executive’s request for such documents.

9.Non-Solicitation.  During the Term of Employment and for a period of two (2) years following the Effective Date, the Executive hereby agrees not to, directly or indirectly, for his own account or for the account of any other person or entity, (i) solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates to perform any services for any entity (other than the Company or their respective subsidiaries or affiliates), attempt to induce any such employee to leave the employ of the Company or any affiliates of the Company, or otherwise interfere with or adversely modify such employee’s relationship with the Company or any of its subsidiaries or affiliates, or (ii) induce any employee of the Company who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of Sections 9, 10 or 11 of this Agreement.  For purposes of this Agreement, “employee” shall mean any natural person anywhere in the world who is employed by or otherwise engaged to perform services for the

Company or any of its affiliates on the Effective Date or during the one (1)-year period preceding the Effective Date.

10.Non-Compete.  In connection with the employment of the Executive under this Agreement and in recognition that the Executive became a significant stockholder in the Company as a result of the conversion of a significant ownership interest of the Executive in J. Crew Group, Inc. into an ownership interest in Parent in the Merger (as such term is defined in the Agreement and Plan of Merger between Parent, Chinos Acquisition Corporation and J. Crew Group, Inc. dated as of November 23, 2010, as amended on January 18, 2011, the Executive hereby agrees that, during the Term of Employment and for the one (1)-year period following the Effective Date, except with the advanced written consent of the Board, not to be unreasonably withheld, the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of a passive investment of not in excess of 5% of the outstanding voting shares of any publicly traded company), that is actively engaged in retail apparel business in any geographic area in which the Company or any of its subsidiaries or affiliates are engaged in such business and has revenue of at least $100 million per year.

11.Confidentiality; Non-Disclosure.

(a)The Executive hereby agrees that, during the Term of Employment and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution or customers’ or trade secrets.

(b)The Executive hereby agrees that, upon the termination of the Term of Employment, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

12.Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 9, 10, or 11 hereof.  In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant.  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive, directly or indirectly, as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 9, 10, or 11 of this Agreement.

13.Representations and Covenants.

(a)The Executive and the Company hereby represent to each other that they have full power and authority to enter into this Agreement on behalf of themselves and that the execution of, and performance of duties or obligations under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive or the Company, as applicable, is a party.

(b)The Executive hereby represents and covenants to the Company that he will not utilitize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder and the Company, and the Company covenants that it will not ask the Executive to do so.

14.Miscellaneous.

(a)Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to Parent:

Chinos Holdings, Inc.

c/o TPG Capital, L.P.

345 California Street

Suite 3300

San Francisco, CA  94104

Attention:  General Counsel

Fax:  415-743-1500

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:  Loretta R. Richard, Esq.

Jennifer A. Rikoski, Esq.

Fax: 617-951-7050

If to the Company:

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Attention: Board of Directors and Secretary

If to the Executive:

To the address on file with the Company, with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention: Jack H. Nusbaum, Esq.

Jordan A Messinger, Esq.

Fax: 212-728-9799

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b)The Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in connection with the negotiation of this Agreement and any related agreements of up to $50,000 in the aggregate.

(c)This Agreement constitutes the entire agreement among the parties hereto with respect to the employment of the Executive and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, including, but not limited to that certain Third Amended and Restated Employment Agreement dated as of October 20, 2005 among J. Crew Group, Inc., J. Crew Operating Corp. and the Executive.

(d)This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e)This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Company or the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(f)If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only as broad as is enforceable.

(g)The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(h)This Agreement shall be governed by and construed in accordance with the laws of the State of NEW YORK, without reference to its principles of conflicts of law.

(i)Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that the Company shall not be required to submit claims for injunctive relief to enforce the covenants contained in Sections 9, 10, or 11 of this Agreement to arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association, except as amplified or otherwise varied hereby.  The Company and the Executive jointly shall appoint one individual to act as arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the President of the Association of the Bar of the City of New York and shall be a person who maintains his or her Executive place of business in the New York metropolitan area and shall be an attorney, accountant or other professional licensed to practice by the State of New York who has substantial experience in employment and executive compensation matters.  All fees and expenses of such arbitrator shall be shared equally by the Company and the Executive.  The situs of the arbitration shall be New York City.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The arbitration award shall be paid within thirty (30) days after the award has been made.  Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.  Each party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order.

(j)This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(k)The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l)Notwithstanding anything in this Agreement to the contrary, (i) all reimbursement and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code; (ii) all expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax; and (iii) with regard to any provision in this Agreement that provides for reimbursement of costs and expenses or provision of in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(m)This Agreement is intended to comply with Section 409A of the Code to the extent applicable.  In determining the time for payment of any amounts which are treated as nonqualified deferred compensation, the Agreement shall be interpreted so that all references therein to a “termination”, or a “termination of employment”, or like terms are treated as instead referring to a “separation from service”, as such term is defined in Section 409A of the Code.  All provisions of the Agreement are meant to be exempt from compliance with Section 409A of the Code, to the maximum extent permitted, and otherwise to comply with Section 409A of the Code.  Accordingly, all provisions of the Agreement shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A of the Code.

IN WITNESS WHEREOF, Chinos Holdings, Inc. and J. Crew Group, Inc. have each caused their respective names to be ascribed to this Agreement by a duly authorized representative and the undersigned, Millard S. Drexler, has executed this Agreement, on or before this 7th day of July, 2017.

CHINOS HOLDINGS, INC.
/s/ Jonathan Sokoloff
Name: Jonathan Sokoloff
Title: Director

J. CREW GROUP, INC.
/s/ Jonathan Sokoloff
Name: Jonathan Sokoloff
Title: Director

MILLARD S. DREXLER
/s/ Millard S. Drexler
Millard S. Drexler

Execution Version

Exhibit A

FORM OF GENERAL RELEASE

GENERAL RELEASE OF CLAIMS

1.

Millard S. Drexler (the “Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration contained in Sections 2 and 3 of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), which the Executive acknowledges is in addition to any amounts to which he would have otherwise been entitled but for the Employment Agreement and execution of this General Release of Claims, does hereby release and forever discharge Chinos Holdings, Inc. (“Parent”) and its subsidiary J. Crew Group, Inc. (together with Parent, the “Company”) and their respective subsidiaries or affiliated companies, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, arising under or in connection with the Executive’s employment or the termination of such employment with the Company, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of the termination of the employment. The Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, the Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. The Executive further understand that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits that may be due the Executive pursuant to any vested benefits under any employee benefit plan, or vested rights under any and all equity agreements entered into in connection with the Employment Agreement and, to the extent in effect, the Stockholders’ Agreement, (ii) any actions to enforce the Executive’s rights with respect to his related investments in the Company, and (iii) any indemnification rights the Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies in accordance with the Company’s charter and bylaws and any claims to receive any benefits to which he is entitled under the Company’s directors’ and officers’ liability policies, all in accordance with Section 8 of the Employment Agreement.  Nothing contained in this General Release of Claims shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that the

Executive hereby agrees to waive his rights to recover monetary damages or other individual relief in any charge, investigation or proceeding, or any related complaint or lawsuit filed by him or by anyone else on his behalf. Nothing in this General Release of Claims or the Employment Agreement restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity concerning matters relevant to the governmental agency or entity.

2.

The Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by the Executive pursuant to paragraph 1 hereof.

3.

The Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. The Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.

The Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of NEW YORK applicable to contracts made and to be performed entirely within such State.

5.

The Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.

This General Release of Claims shall take effect on the eighth day following the Executive’s execution of this General Release of Claims unless the Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

/s/ Millard S. Drexler
Millard S. Drexler
July ____, 2017